UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2013 (September 11, 2013)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Kulicke & Soffa Industries Office Building

On September 11, 2013, following the completion of its due diligence review of the Kulicke & Soffa Industries office building located in Fort Washington, Pennsylvania, American Realty Capital Global Trust, Inc. (the “Company”) finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the property on that same date. Pursuant to the terms of the sale and purchase agreement dated August 19, 2013, which was assumed by the Company on September 11, 2013, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, among other conditions. The sale and purchase agreement contains customary representations and warranties by the seller.

The description of the Kulicke & Soffa Industries office building located in Fort Washington, Pennsylvania set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 11, 2013, the Company, through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in the Kulicke & Soffa Industries office building located in Fort Washington, Pennsylvania for a contract purchase price of $13.4 million, exclusive of closing costs. The seller, Alliance HSP Fort Washington Office I Limited Partnership, had no material relationship with the Company and the acquisition was not an affiliated transaction. The property was purchased with cash on hand from the Company’s ongoing initial public offering.

The property contains 88,000 rentable square feet and is 100% leased to Kulicke & Soffa Industries, Inc., a leader in the design and manufacture of semiconductor assembly equipment. The lease has a 11-year term which commenced in October 2012 and terminates in September 2023, with rent increases of 1.7% annually. The lease is net whereby the tenant is required to pay substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight line rental income is $1.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: September 12, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors